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                                                                    Exhibit 23.1

                        CONSENT OF KPMG ACCOUNTANTS N.V.

To the Supervisory Board and Board of Management of Koninklijke Philips Electronics N.V.

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 6, 2004, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2003 and 2002, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, included in the December 31, 2003 annual report on Form 20-F of Koninklijke Philips Electronics N.V., filed with the Commission on February 23, 2004.

Eindhoven, The Netherlands

September 28, 2004.

/s/ KPMG Accountants N.V.
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KPMG ACCOUNTANTS N.V.